Exhibit 99.1

Mercury Computer Systems Reports Second Quarter 2005 EPS of $0.29

Reports Record Revenue of $59.3 Million

Backlog Increased to $102.2 Million

FY05 Revenue Guidance Increased to $240 to 245 Million

CHELMSFORD, Mass. — January 20, 2005 — Mercury Computer Systems, Inc. (NASDAQ: MRCY) today reported results for its second quarter ended December 31, 2004. The Company posted its 56th consecutive quarter of profitable performance.

•	Second quarter revenues were $59.3 million, an increase of 46% compared to $40.6 million for the same period last year, and a new quarterly record.

•	Operating income was $9.3 million, representing 15.7% of revenues.

•	Second quarter net income was $6.8 million, or 11.5% of revenues. Earnings per share were $0.29 for the second quarter.

•	Cash flows from operating activities were $8.3 million in the second quarter. Cash and marketable securities balance at the end of the quarter was $222.7 million.

“We are pleased with the strong financial results posted for the second quarter, including the strength of reported backlog,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems, Inc. “We remain on the path for growth in all of our business units, and are therefore increasing our forecast for fiscal 2005 revenues to range from $240 to $245 million.”

Backlog

The Company’s total backlog at the end of the quarter was $102.2 million, up from $83.0 million at the beginning of the quarter. Of the current total backlog, $91.4 million represents shipments scheduled over the next 12 months. The book-to-bill ratio for the second quarter exceeded one.

Defense Electronics

Defense electronics revenues were $33.2 million, an increase of $5.5 million from the same quarter last year, primarily due to strength in both the radar and signals intelligence segments.

Imaging and Visualization Solutions

Revenues for imaging and visualization solutions of $15.2 million were up $7.8 million from last year, based primarily on growth in medical applications.

OEM Solutions

OEM solutions revenues of $10.4 million were almost double last year’s revenues for the same quarter as a result of strength in applications serving the semiconductor market.

Momentum Computer business unit

The Momentum Computer business unit, acquired in December 2004, reported revenues of $0.5 million during the quarter.

Business Outlook

This section presents our current expectations and estimates given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given—either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

On October 13, 2004, the Financial Accounting Standards Board (FASB) ratified the Emerging Issues Task Force (EITF), Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.”

This change in accounting treatment became effective with the quarterly reporting cycle ended December 31, 2004, and as a result, the impact of this accounting change is included within the reported results and guidance provided below.

In the third quarter of fiscal year 2005, revenues are expected to be in the range of $62 to $64 million. At these revenue levels, the Company projects a range of $0.30 to $0.33 for earnings per share for the third quarter ended March 31, 2005.

For the full year, revenues are expected to be in the range of $240 to $245 million. At these revenue levels, the Company projects a range of $1.18 to $1.21 for earnings per share for the fiscal year ended June 30, 2005.

Recent Highlights

•	December – Mercury announced the acquisition of Momentum Computer, Inc. for approximately $14 million in cash, with the potential for additional cash payments upon the achievement of certain performance criteria. Momentum is a developer of high-performance single-board computers for telecommunications, defense, medical, and other commercial markets. The acquisition will enable Mercury to broaden and strengthen its product offering while extending its outreach into high-growth markets.

•	November – Mercury introduced its new portfolio of advanced 3D imaging products and services for life sciences OEMs. The embedded software and hardware components, turnkey applications, and systems solutions deliver increased performance and enhanced image quality for critical applications that include diagnostic and interventional imaging, picture archiving communications systems (PACS), and biotechnology.

•	November – Mercury was selected by the Boeing Company for the JTRS Cluster 1 Testing Program, a U.S. Department of Defense initiative designed to provide voice, data, and video communications among U.S. and allied warfighters through software-programmable radio technology. The tuners were developed at Mercury’s RF Center of Excellence, which was formed following the acquisition of Advanced Radio Corporation in June 2004.

•	November – Mercury announced its strategic alliance with NVIDIA Corporation, a worldwide leader in graphics and digital media processors. Mercury is working with NVIDIA to develop and deliver innovative image processing solutions for the life sciences and geosciences markets.

•	November – Mercury announced its cooperation agreement with RADIN Group GmbH, a producer of web-based image information systems for medical imaging, to expand RADIN’s product line with the next-generation high-end 3D visualization module for web-based PACS. Mercury also announced results from its alliance with Ziehm Imaging, a provider of mobile C-arm X-ray systems used for minimally invasive and interventional procedures in urology, neurology, orthopedics, and surgery. The first results showed acceleration in 3D medical image reconstruction by a factor of 40X. Both RADIN and Ziehm demonstrated these solutions at the Radiological Society of North America Conference held in Chicago, Illinois.

•	October – Mercury introduced the XBi-400 system module. Based on mainstream technology including the latest Intel® Xeon™ processors and chipsets, and with enhanced graphics options, the XBi-400 modules support standard operating environments in a cost-effective package, and provide modularity, performance, and scalability for applications in medical imaging, and geophysical and simulated visualization.

Conference Call Information

Management will host a conference call today at 11:00 a.m. ET to review the second quarter results. To listen to the conference call, dial (800) 406-5345 in the USA and Canada, and for international, dial (913) 981-5571. The conference code number is 693909. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor.

A replay of the call by telephone will be available from approximately 2:00 p.m. ET on Thursday, January 20 through noon ET on Friday, January 28. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 693909. A replay of the webcast of the call will be available for an extended period of time on the Investor Events page of the Company’s website at www.mc.com/investor.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fiscal 2005 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen economic weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, the failure to locate favorable acquisition and partnership opportunities, continued funding of defense programs, timing of such fundings, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing computer systems. Mercury’s products play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, CT, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

# # #

Contact:

Diane Basile

Vice President, Investor Relations & Corporate Communications

978-256-1300

Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

Consolidated Balance Sheets

(in thousands)

	December 31, 2004	June 30, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,497	$148,995
Marketable securities	58,160	54,898
Accounts receivable, net	33,738	41,609
Inventory	15,855	10,746
Deferred tax assets, net	3,819	3,819
Prepaid expenses and other current assets	3,215	5,370

Total current assets	233,284	265,437

Marketable securities	46,007	34,391
Property and equipment, net	27,601	25,866
Goodwill	38,387	29,009
Acquired intangible assets, net	6,991	5,529
Deferred tax assets, net	3,536	3,612
Other assets	5,712	5,894

Total assets	$361,518	$369,738

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,887	$10,884
Accrued expenses	7,594	5,715
Accrued compensation	9,801	13,147
Amounts payable for acquisition	—	7,512
Notes payable	848	948
Income taxes payable	2,176	6,922
Deferred revenues and customer advances	8,149	5,851

Total current liabilities	38,455	50,979

Notes payable	135,420	135,827
Deferred compensation	1,307	1,122
Other long-term liabilities	891	953

Total liabilities	176,073	188,881

Stockholders’ equity:
Common stock	210	223
Additional paid-in capital	15,322	22,546
Retained earnings	169,852	157,908
Accumulated other comprehensive income	61	180

Total stockholders’ equity	185,445	180,857

Total liabilities and stockholders’ equity	$361,518	$369,738

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Net revenues	$59,332	$40,557	$114,314	$81,078
Cost of revenues	20,259	13,686	39,723	28,225

Gross profit	39,073	26,871	74,591	52,853

Operating expenses:
Selling, general and administrative	18,452	12,746	34,475	25,542
Research and development	11,328	8,877	22,850	17,611

Total operating expenses	29,780	21,623	57,325	43,153

Income from operations	9,293	5,248	17,266	9,700

Interest income	1,152	450	2,146	879
Interest expense	(1,056)	(224)	(2,110)	(447)
Other income (expense), net	(49)	(78)	(239)	38

Income before income taxes	9,340	5,396	17,063	10,170

Income tax provision	2,493	1,672	5,119	3,152

Net income	$6,847	$3,724	$11,944	$7,018

Net income per share:
Basic	$0.33	$0.18	$0.57	$0.33

Diluted	$0.29	$0.17	$0.50	$0.32

Weighted average shares outstanding:
Basic	20,973	21,065	21,075	21,034

Diluted	25,993	21,725	26,022	21,652

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$6,847	$3,724	$11,944	$7,018
Depreciation and amortization	2,759	1,855	4,809	3,771
Other and non-cash items, net	706	190	980	615
Changes in operating assets and liabilities	(2,012)	2,912	1,739	6,439

Net cash provided by operating activities	8,300	8,681	19,472	17,843

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	11,389	(2,276)	(14,803)	43
Purchases of property and equipment	(2,851)	(951)	(4,558)	(1,962)
Acquisition of businesses, net of cash acquired	(16,184)	(3,845)	(16,184)	(3,845)

Net cash used in investing activities	(7,646)	(7,072)	(35,545)	(5,764)

Cash flows from financing activities:
Proceeds from employee stock plans	2,798	1,420	3,665	1,795
Purchases of common stock	(8,787)	—	(16,631)	—
Principal payments under notes payable	(829)	(179)	(1,007)	(353)

Net cash provided by (used in) financing activities	(6,818)	1,241	(13,973)	1,442

Effect of exchange rate changes on cash and cash equivalents	(415)	(50)	(452)	(29)

Net increase (decrease) in cash and cash equivalents	(6,579)	2,800	(30,498)	13,492

Cash and cash equivalents at beginning of period	125,076	37,850	148,995	27,158

Cash and cash equivalents at end of period	$118,497	$40,650	$118,497	$40,650